Registration No. _________
As filed with the Securities and Exchange Commission on April 1, 2004

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               THERMOGENESIS CORP.
             (Exact name of the Company as specified in its charter)


            Delaware                                   94-3018487
            --------                                   ----------
 (State or other jurisdiction or          I.R.S. Employer Identification Number)
  incorporation or organization)


                                2711 Citrus Road
                        Rancho Cordova, California 95742
                                 (916) 858-5100
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Philip H. Coelho
                             Chief Executive Officer
                               THERMOGENESIS CORP.
                                2711 Citrus Road
                        Rancho Cordova, California 95742
                                 (916) 858-5100
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              David C. Adams, Esq.
                              Virginia W. Wei, Esq.
                              Bartel Eng & Schroder
                         1331 Garden Highway, Suite 300
                              Sacramento, CA 95833
                                 (916) 442-0400

Approximate date of commencement of the proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

====================================== =============== ================= ================= ===============
                                                            Proposed         Proposed
                                                             maximum          maximum         Amount of
Title of each class of securities to     Amount to be    offering price      aggregate       registration
           be registered                  registered       per share       offering price       fee(1)
====================================== =============== ================= ================= ===============
Common Stock                              2,660,000        $4.135          $10,999,100.00     $1,393.59
-------------------------------------- --------------- ----------------- ----------------- ---------------
Total                                     2,660,000                                           $1,393.59
====================================== =============== ================= ================= ===============

(1) Calculated in accordance with Rule 457(c) of the Securities Act of 1933, as amended ("Securities Act"). Estimated for the sole purpose of calculating the registration fee and based upon the average of the high and low price per share of our common stock on March 26, 2004, as reported on the Nasdaq SmallCap Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the "Commission"), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Selling stockholders may not sell these securities until the registration statement filed with the Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion dated April 1, 2004                             PROSPECTUS



                                2,660,000 shares

                               THERMOGENESIS CORP.

                                  Common Stock


     All of the shares of common stock of THERMOGENESIS CORP. offered are being sold by the selling stockholders listed in this Prospectus. The common stock was issued in a private placement completed in March 2004. We will not receive any proceeds from the resale of any common stock by the selling stockholders.

     Our common stock is traded and listed on the Nasdaq SmallCap Market, under the symbol "KOOL." On March 26, 2004, the last reported sale price for the common stock was $4.21.

     Our principal executive offices are located at 2711 Citrus Road, Rancho Cordova, California 95742. Our telephone number is (916) 858-5100.


          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS" AT PAGE 2.
                         -------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                  The date of this Prospectus is April 1, 2004

Table of Contents

Part  I                                                                  Page

Prospectus Summary.........................................................1
Risk Factors...............................................................2
ThermoGenesis Corp.........................................................5
Summary of the Offering....................................................6
Use of Proceeds............................................................6
Plan of Distribution.......................................................6
Selling Stockholders.......................................................7
Indemnification of Directors and Officers.................................10
Transfer Agent............................................................10
Experts...................................................................10
Legal Matters.............................................................10
Where Can You Find More Information.......................................10
Glossary of Certain Technical Terms.......................................12

                               PROSPECTUS SUMMARY

Forward-Looking Statements

     This Prospectus contains or incorporates "forward-looking statements," which include statements about our business strategy, our growth strategy, our product development and marketing efforts and anticipated trends in our business, which are not historical facts. We may also make additional forward-looking statements from time to time in filings that we make with the Commission. When we use words like "believe," "expect," "anticipate," "project," and similar expressions, this should alert you that the statement is forward-looking. Forward-looking statements speak only as of the date made, based largely on expectations. These expectations are generally subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and which are beyond our control. Future events and actual results may differ materially from the anticipated results expressed in, contemplated by, or underlying our forward-looking statements. Statements in this Prospectus, and in documents incorporated by reference into this Prospectus, including those set forth in the caption "Risk Factors" describe factors, among others, that could contribute to or cause differences. In light of these risks and uncertainties, we cannot give any assurances that the forward-looking information will in fact transpire or prove to be accurate in the future.

Our Business

     We design, manufacture and distribute Food and Drug Administration ("FDA") and ISO 9001 Compliant blood processing systems - CryoSeal(R) Fibrin Sealant ("FS") System and BioArchive(R) System and their companion products - that enable the manufacture of cell therapy drugs from donor blood. These "enabling technologies" are sold into two distinct markets: Blood Banks and Hospital/Wound Care centers. Both the CryoSeal and BioArchive systems consist of an automated blood processing device, and dedicated sterile single-use disposables that our customers use to manufacture cell therapy and products sourced from single units of blood. These products include hematopoietic stem cells from placental/cord blood for bone marrow rescue transplants and blood derived proteins and wound healing growth factors that provide surgeons with a means of arresting bleeding and/or bonding excised tissue together thereby initiating cellular repair of the excised tissues. These growth factors are also reported to accelerate the healing of damaged bones and chronic dermal wounds.

Risk Factors

     For a discussion of considerations relevant to an investment in our common stock, see the section entitled "RISK FACTORS" beginning on page 2.

Use of Proceeds

     We will not receive any proceeds from the resale of common shares by the selling stockholders.

                                  RISK FACTORS

     An investment in our common stock involves a number of very significant risks. Because of these risks, only persons able to bear the risk of and withstand the loss of their entire investment should invest in our common stock. Prospective investors should also consider the following before making an investment decision.

We have incurred net losses since our inception and expect losses to continue. Except for net income of $11,246 for fiscal 1994, we have not been profitable since our inception. For the fiscal year ended June 30, 2003, we had a net loss of $5,603,000, and an accumulated deficit at June 30, 2003, of $54,713,000. For the six months ended December 31, 2003, we had a net loss of $2,462,000 and an accumulated deficit of $57,175,000. The report of independent auditors on our June 30, 2003, financial statements includes an explanatory paragraph indicating there is substantial doubt about our ability to continue as a going concern. Although we are executing on our business plan to market launch new products, continuing losses will impair our ability to fully meet our objectives for new product sales.

We have limited testing data and must complete further testing successfully in order to gain Food and Drug Administration approval required to market our CryoSeal Fibrin Sealant System in the United States. We are conducting a pivotal trial of our CryoSeal FS System in the United States. Although these studies provide a basis to achieve regulatory permission to promote these systems for some of the indications that management believes can be achieved, they do not provide a basis to achieve all of the indications. Further clinical studies must be performed. There can be no assurance that the clinical studies can be successfully completed within our expected time frame and budget, or that our products will prove effective in the required clinical trials. If we are unable to conclude successfully the clinical trials of our products in development, our business, financial condition and results of operations could be adversely affected.

Our failure to develop new products will adversely affect our future growth. Historically, substantially all of our sales have been from products related to freezing, thawing and storing of blood plasma. Because we expect this segment of the blood plasma market to have limited growth potential, new products for the biotechnology market will have to be successfully developed and marketed for future growth. Recently, the BioArchive product line has been a significant contributor to our revenues. We are currently focused on increasing our BioArchive product line revenues and marketing novel blood processing systems such as the CryoSeal FS System for the automated production of autologous or allogeneic blood components used as fibrin sealants. Although the CryoSeal product uses technology related to our core competencies, it also represents a departure from our former core blood plasma business. Further, though we have had discussions with experts in areas of application for this product, it is still in its development and/or initial market phase. No assurance can be given that potential products can be successfully developed, and even if developed, that a market will also develop for them.

Our business is heavily regulated, resulting in increased costs of operations and delays in product sales. Most of our products require FDA approval to be sold in the U.S. FDA user fees for the review of applications will require clearance from comparable agencies to sell our products in foreign countries. These clearances may limit the U.S. or foreign markets in which our products may be sold or circumscribe applications for U.S. or foreign markets in which our products may be sold. The majority of our products related to freezing blood components are currently exempt from the requirement to file a 510(k) pre-market application. These products are currently marketed and sold worldwide. Further, our products must be manufactured under principles of our quality system for continued CE Marking that allows our products to be marketed and sold in Europe, which are similar to the quality system regulations of both the FDA and California Department of Health. Failure to comply with these quality system requirements and regulations may subject us to delays in production if deficiencies are found by the FDA, the State of California or European or other regulatory bodies during any audit of our quality system. We cannot assure you that we will be found to be in compliance; consequently, we could receive warning letters or even a temporarily shut down of manufacturing while any non-conforming matters are rectified.

Influence by the government and insurance companies may adversely impact sales of our products. Our business may be materially affected by continuing efforts by government, third party payers such as Medicare, Medicaid and private health insurance plans, to reduce the costs of healthcare. For example, in certain foreign markets the pricing and profit margins of certain healthcare products are subject to government controls. In addition, increasing emphasis on managed care in the U.S. will continue to place pressure on the pricing of healthcare products. As a result, continuing efforts to contain healthcare costs may result in reduced sales or price reductions for our products. To date, we are not aware of any direct impact on our pricing or product sales due to such efforts by governments to contain healthcare costs, and we do not anticipate any immediate impact in the near future.

Our inability to protect our patents, trademarks and other proprietary rights could adversely impact our competitive position. We believe that our patents, trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the establishment and protection of our patents, trademark and proprietary rights. We currently hold patents for products, and have patents pending for additional products that we market or intend to market. However, our actions to establish and protect our patents, trademarks and other proprietary rights may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. If our products are challenged as infringing upon patents of other parties, we could be required to modify the design of a product, obtain a license, or litigate the issue, all of which could have an adverse business effect on us.

Failure to protect our trade secrets may assist our competitors. We use various methods, including the use of confidentiality agreements with employees, vendors and customers to protect our trade secrets and proprietary know-how for our products. However, such methods may not provide complete protection, and there can be no assurance that others will not obtain our know-how, or independently develop the same or similar technology. We prepare and file for patent protection on aspects of our technology that we think will be integrated into final products early in design phases, thereby limiting the potential risks.

Competition in our industry is intense and will likely involve companies with greater resources than we have. We hope to develop a competitive advantage in the medical applications of our products, but there are many competitors that are substantially larger and who possess greater financial resources and personnel than we have. Our current principal market is the users of ultra-rapid blood plasma freezing and thawing equipment and cord blood banks. There are companies that sell freezers to the blood plasma freezing industry that are larger and possess greater financial and other resources than we do. The CryoSeal System may face competition from major plasma fractionators that currently sell fibrin glue sourced from pooled plasma outside the U.S. With regard to the BioArchive System, numerous larger and better-financed medical device manufacturers may choose to enter this market as it develops.

We have a limited marketing and sales force for new products that may delay our goal of increased sales levels. We currently sell our existing medical devices through a direct sales and marketing force and our foreign distribution network. Although we have entered into exclusive distribution agreements for our two new platform products, and we continue to seek strategic partners, there are no assurances that the distributors will produce significant sales of the systems.

Our lack of production experience may delay producing our new products. We have manufactured our blood plasma thawers and freezers that are less technologically sophisticated products since our inception and the BioArchive System since 1998. Although we have consolidated and redesigned our manufacturing facility to accommodate the BioArchive System and the CryoSeal System, we do not have significant experience in manufacturing the CryoSeal System or in the manufacture of disposables. There can be no assurance that our current resources and manufacturing facility could handle a significant increase in orders for either the BioArchive System or the CryoSeal System. If we are unable to meet demand for sales of the new systems, we would need to train additional personnel or contract with third-party manufacturers for the backlog, and no assurances can be made that such third-party manufacturers can be retained, or retained on terms favorable to us and our pricing of the equipment. Inability to have products manufactured by third parties at a competitive price will erode anticipated margins for such products and negatively impact our profitability.

Our new products are at initial market introduction, and we are not sure the market will accept them. The market acceptance of our new products in development will depend upon the medical community and third-party payers accepting the products as clinically useful, reliable, accurate and cost effective compared to existing and future products or procedures. Market acceptance will also depend on our ability to adequately train technicians on how to use the CryoSeal System. Even if our new product systems are clinically adopted, the use may not be recommended by the medical profession or hospitals unless acceptable reimbursement from health care and third party payers is available. Failure of either of these new systems to achieve significant market share could have material adverse effects on our long term business, financial condition and results of operation.

Failure to keep our key personnel may adversely affect our operations. Failure to retain skilled personnel could hinder our operations. Our future success partially depends upon the continued services of key technical and senior management personnel. Our future success also depends on our continuing ability to attract, retain and motivate highly qualified managerial and technical personnel. The inability to retain or attract qualified personnel could have a significant negative effect upon our efforts and thereby materially harm our business and financial condition. We have entered into employment agreements with each member of our senior management. Specifically, we are dependent upon the experience and services of Philip H. Coelho, our Chairman and Chief Executive Officer, and Kevin Simpson, our President and Chief Operating Officer. We have obtained key man life insurance covering Mr. Coelho in the amount of $2,000,000 to mitigate the risk.

Product liability and uninsured risks may adversely affect the continuing operations. We may be liable if any of our products cause injury, illness or death. We also may be required to recall certain of our products should they become damaged or if they are defective. We are not aware of any material product liability claim against us. Further, we maintain a general liability policy that includes product liability coverage of $1,000,000 per occurrence and $2,000,000 per year in the aggregate. However, a product liability claim against us could have a material adverse effect on our business or financial condition.

Dependence on suppliers for custom components may impact the production schedule. We obtain certain custom components from a limited number of suppliers. If a supplier raises the price of the component or discontinues production, we may have to find another qualified supplier to provide the component. In the event that it becomes necessary for us to find another supplier, we would first be required to qualify the quality assurance systems and product of those alternative suppliers. Any transfer between qualified suppliers may impact the production schedule, thus delaying revenues, and could cause the price of the key components to increase.

                               THERMOGENESIS CORP.

     We design, manufacture and distribute micro-manufacturing systems consisting of compact robotic devices or automated devices and companion sterile single-use disposables that our customers use to produce products sourced from single units of blood. These biological products include hematopoietic stem cells for bone marrow rescue transplants and blood derived proteins to assist surgeons in arresting bleeding or bonding tissues. We have completed two new technology platforms (BioArchive System and the CryoSeal System), each of which is designed to produce multiple biological products targeted at serious diseases and surgical applications. We view these two technology platforms as micro-manufacturing systems that utilize single use sterile disposable containers to produce biological products composed of stem cells, proteins, enzymes or growth factors with potential therapeutic applications for treatment of serious human disease. Currently, we are manufacturing several categories of thermodynamic devices that are being sold under FDA clearance to market in the United States. We continue to sell Thermoline(TM) Plasma Freezers and Thawers. Other potential markets for our proprietary technology include blood bank, surgical, pharmaceutical and industrial applications.

     Our strategy has been to develop superior blood processing devices for the niche blood processing markets where new products could quickly establish credibility for our proprietary technology. We believe that by concentrating our products to serve the blood plasma industry, many customers could validate our proprietary technology for rapid freezing of biological substances, in particular, blood plasma. Early products, which received FDA 510(k) clearance to market, are sold to blood banks and hospitals either directly or through our distribution network. See our Annual Report on Form 10-K. - "Business."

Recent Financing

     In March 2004, we completed a private placement of 2,660,000 shares of common stock at a price per share of $4.00 per share, raising an aggregate of $10,640,000 before placement agent fees of 6% of gross proceeds and expenses of the offering. The net proceeds from the private placement will be used for general working capital and implementation of operating plans. Under the terms of the private placement, we are required to register for resale the shares of common stock.

                             SUMMARY OF THE OFFERING

     We are registering 2,660,000 shares of common stock for resale by the selling stockholders.

                                USE OF PROCEEDS

     We will receive no proceeds from the resale of the shares of common stock by the selling stockholders.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

     o transactions on the Nasdaq SmallCap Market or any other securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;
     o    in  the  over-the-counter   market;
     o    in  private  transactions  and  transactions  otherwise  than on these
          exchanges  or  systems  or  in  the  over-the-counter   market;
     o    in connection with short sales of the shares;
     o    by pledge to secure or in  payment  of debt and other  obligations;
     o through the writing of options, whether the options are listed on an options exchange or otherwise;

     o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions
          in  standardized  or   over-the-counter   options;   or
     o    through a combination of any of the above transactions.

     The selling stockholders and their successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     We entered into a registration rights agreement for the benefit of the selling stockholders to register our common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the offering and sale of the common stock.

                              SELLING STOCKHOLDERS

     The following table identifies the selling stockholders, as of March 26, 2004, and indicates certain information known to us with respect to (i) the number of shares of common stock held by the selling stockholders, (ii) the amount to be offered for the selling stockholders' account, and (iii) the number of shares and percentage of outstanding shares of common stock to be owned by the selling stockholders after the sale of the common stock offered by the selling stockholders. The selling stockholders are not obligated to sell their common stock offered by this Prospectus.

     The number of shares listed under "Shares to be Sold" in the table assumes that the selling stockholders will sell all their shares of common stock in a secondary offering pursuant to this Prospectus.

     Under the Securities Exchange Act of 1934, as amended (the "Exchange Act") any person engaged in a distribution of our common stock offered by this Prospectus may not also engage in market making activities with respect to our common stock during the applicable periods prior to the commencement of such distribution. In addition, each selling stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including Regulation M. Moreover, the selling stockholders may resell their shares pursuant to Rule 144.

                                                         Shares Owned       Shares to be             Shares Owned
                                                           prior to            Sold                after Offering
                                                          Offering(1)
                                                        -------------      ------------        -----------------------
Name of Stockholder                                         Number             Number           Number       Percentage
-------------------                                         ------             ------           ------       ----------
Federated Kaufmann Fund, a portfolio of Federated           723,220           723,220                0            -
  Equity Funds (2)
Deephaven Small Cap Growth Fund LLC                         600,000           600,000                0            -
SR Capital Partners, L.P.                                    76,550            47,600           28,950            *
SR Capital Offshore LTD                                     327,080           202,300          124,780            *
Quantitative Capital Management LTD                          17,100            10,100            7,000            *
Caxton International Limited                                314,120           114,989          199,131            *
Caxton Equity Growth (BVI) Ltd.                             164,083            56,867          107,216            *
Caxton Equity Growth LLC                                     48,197            18,144           30,053            *
Pentagram Partners, L.P.                                  1,324,425           190,000        1,134,425           2.5%
Stephen Albright Springer                                   303,500           145,000          158,500            *
  Charles Schwab & Co., Inc. cust. IRA Rollover
Winslow Green Growth Fund                                   496,000            96,000          400,000            *
Federated Small-cap Fund, a portfolio of Federated           84,376            84,376                0            -
  Equity Funds (3)
Abernathy Aggressive Appreciation, LP                       145,500            32,500          113,000            *
Abernathy Preferred Performance LP                           15,000            10,000            5,000            *
Abernathy Capital Preservation Fund LP                       10,000            10,000                0            -
Stearns Family Ltd Partnership                               10,000            10,000                0            -
Benchmark Partners, L.P.                                    112,500            57,500           55,000            *
American Skandia Trust, Federated Aggressive Growth (4)      56,652            56,652                0            -
Agger Institutional Fund, LP                                 93,912            33,300           60,612            *
Agger Fund, LP                                               14,588             5,200            9,388            *
Cadmus Capital Partners (QP), LP                            108,038            29,838           78,200            *
Cadmus Capital Fund Ltd.                                    242,014            66,414          175,600            *
Clarion Offshore Fund, Ltd.                                 223,350            15,000          208,350 (5)        *
Clarion Partners, LP                                        229,750            15,000          214,750 (6)        *
Clarion Capital Corporation                                 442,529            30,000          412,529 (7)        *

*    Represents  less than one  percent.

(1) Ownership includes options and warrants exercisable within 60 days of March 22, 2004.
(2) Federated Kaufmann Fund ("FKF") is a portfolio of Federated Equity Funds, a registered investment company. FKF's advisor is Federated Investment Management Company ("FIMC") which has delegated daily management of the fund's assets to Federated Global Investment Management Corp. ("FGIMC"), as subadvisor. While the officers and directors of FIMC have dispositive power over FKF's portfolio securities, they customarily delegate this dispositive power, and therefore the day to day dispositive decisions are made by the portfolio managers of FKF, currently, Lawrence Auriana and Hans P. Utsch. Messrs. Auriana and Utsch disclaim any beneficial ownership of the shares. With respect to voting power, FKF has delegated the authority to vote proxies to FIMC. FIMC has established a Proxy Voting Committee to cast proxy votes on behalf FKF in accordance with proxy voting policies and procedures approved by FKF.

(3)  Federated  Small-Cap  Fund  ("FSKMF") is a portfolio  of  Federated  Equity
     Funds, a registered investment company. FSKMF's advisor is Federated Investment Management Company ("FIMC") which has delegated daily management of the fund's assets to Federated Global Investment Management Corp. ("FGIMC"), as subadvisor. While the officers and directors of FIMC have dispositive power over FKSMF's portfolio securities, they customarily delegate this dispositive power, and therefore the day to day dispositive decisions are made by the portfolio managers of FKSMF, currently, Lawrence Auriana and Hans P. Utsch. Messrs. Auriana and Utsch disclaim any beneficial ownership of the shares. With respect to voting power, FKSMF has delegated the authority to vote proxies to FIMC. FIMC has established a Proxy Voting Committee to cast proxy votes on behalf of FKSMF in accordance with proxy voting policies and procedure approved by FKSMF.
(4) American Skandia Trust, Federated Aggressive Growth ("AST") a registered investment company. AST's advisors are American Skandia Investment Services Incorporated and Prudential Investments, LLC (the "Advisors") which have delegated daily management of the fund's assets to Federated Investment Counseling ("FIC"), as subadvisor. FIC has delegated daily management of the fund's assets to Federated Global Investment Management Corp. ("FGIMC"), as sub-subadvisor. While the officers and directors of the Advisors have dispositive power over AST's portfolio securities, they customarily delegate this dispositive power, and therefore the day to day dispositive decisions are made by the portfolio managers of AST, currrently, Lawrence Auriana, Hans P. Utsch and Aash Shah. Messrs. Auriana, Utsch, and Shah disclaim any beneficial ownership of the shares. With respect to voting power, AST has delegated the authority to vote proxies to FIC and FIC has delegated such authority to FGIMC. FIC and FGIMC have established a combined Proxy Voting Committee to cast proxy votes on behalf of AST.
(5)  Includes 36,800 shares issuable upon the exercise of warrants.
(6)  Includes 43,200 shares issuable upon the exercise of warrants.
(7) Includes 31,068 shares issuable upon the exercise of warrants and 110,000 shares issuable upon the conversion of 22,000 shares of Series A Convertible Preferred Stock.

Relationship with Selling Stockholders

     None of the selling stockholders has had any material relationship with us within the past three years.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Amended and Restated Certificate of Incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the laws of the state of Delaware. Further, our bylaws provide authority for us to maintain a liability insurance policy that insures our directors or officers against any liability incurred by them for service to us.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, unless in the opinion of our counsel, the matter has been settled by controlling precedent, we will submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by final adjudication.

                                 TRANSFER AGENT

     The transfer agent for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2003, as set forth in its report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the financial statements), which is incorporated by reference in this Prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on its authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by the selling stockholders through this Prospectus will be passed upon for us by Bartel Eng & Schroder.

                       WHERE CAN YOU FIND MORE INFORMATION

     Government Filings. We file annual, quarterly and special reports and other information with the Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Room. Most of our filings are also available to you free of charge at the Commission's website at http://www.sec.gov.

     Stock Market. Our common stock is listed on the Nasdaq SmallCap Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Registration Statement. We have filed a registration statement pursuant to the Securities Act, with the Commission with respect to the common stock offered under this Prospectus, and this Prospectus is a part of that registration statement. However, it does not contain all of the information contained in the registration statement and the exhibits filed with the registration statement. You should refer to the registration statement and its exhibits for further information about us and the common stock offered under this Prospectus.

     Description of Common Stock. We have 50,000,000 shares of common stock, $0.001 par value. In addition to the summary of our common stock that follows, we encourage you to review our articles of incorporation and bylaws, which we have filed with the SEC. Each share of common stock shall be entitled to one (1) vote on all matters submitted for stockholder approval. Holders of common stock have no preemptive rights. Subject to the applicable laws and the rights of the holders of the preferred stock, holders of common stock are entitled to such dividends as may be declared by our board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon our dissolution, liquidation or winding up, the holders of our common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The outstanding shares of common are duly authorized, validly issued, fully paid and nonassessable.

     Information Incorporated by Reference. The Commission rules and regulations allow us to "incorporate by reference" the information that we file with it. This means that we can disclose additional important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file in the future with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and the information contained in those documents is incorporated by reference into this Prospectus:

     (1)  Annual Report on Form 10-K for the year ended June 30, 2003;

     (2) Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003 and December 31, 2003;

     (3) Proxy Statement for the Annual Meeting of Stockholders held on December 15, 2003; and

     (4) Current Report on Form 8-K for events dated September 2, 2003, September 24, 2003, February 13, 2004 and March 10, 2004.

     Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, following the date of this Prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus and will be made a part of it from the date of filing with the Commission.

     ThermoGenesis Corp. Filings made with the Commission and other information about us can be found on our website at www.thermogenesis.com. We will provide to each person, including any beneficial owner, who is delivered a prospectus, a copy of any of the documents that are incorporated by reference free of charge. Send requests to Renee M. Ruecker, Chief Financial Officer, ThermoGenesis Corp., 2711 Citrus Road, Rancho Cordova, California 95742 or call (916) 858-5100.

                       GLOSSARY OF CERTAIN TECHNICAL TERMS

510(k): formal notification to the Food and Drug Administration ("FDA") by manufacturers of Class I devices to obtain clearance to market the medical device. The device must be substantially equivalent to devices manufactured prior to 1976.

ALLOGENEIC: involving, derived from, or being from genetically different individuals of the same species, as obtaining blood from a single donor's plasma for use in a patient.

AUTOLOGOUS: autogenous; related to self; originating within an organism itself, as obtaining blood from the patient for use in the same patient.

CRYOPRECIPITATE: any precipitate (substance that is separated out of a solution of plasma) that results from cooling, as cryoglobulin or antihemophilic factor.

CRYOPRESERVATION: maintaining the life of excised tissue or organs by freezing and storing at very low temperatures.

CRYOSEAL: system for harvesting fibrinogen-rich cryoprecipitate from a donor's blood plasma, a blood component that is currently licensed by the FDA for the treatment of clotting protein deficient patients.

FIBRINOGEN: a blood protein that is converted to fibrin in the clotting of blood.

STEM CELLS: Undifferentiated, primitive cells in the bone marrow with the ability both to multiply and to differentiate into specific blood cells.

PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

      SEC registration fee                                  $     1,394
                                                             -----------------
      Printing and engraving expenses                       $      0
                                                             -----------------
      Accounting fees and expenses                         *$    15,000
                                                             -----------------
      Legal fees and expenses                              *$    55,000
                                                             -----------------
      Transfer agent and registrar fees                    *$     1,000
                                                             -----------------
      Fees and expenses for qualification under state
           securities laws                                  $     1,155
                                                             -----------------
      Engineering fees                                      $       0
                                                             -----------------
      Federal taxes                                         $       0
                                                             -----------------
      State taxes                                           $       0
                                                             -----------------
      Miscellaneous                                         $
                                                             -----------------
          TOTAL                                            *$    73,549
                                                             -----------------

* estimated

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits indemnification of directors, officers and employees of corporations under certain conditions and subject to certain limitations. Our Amended and Restated Certificate of Incorporation contains provisions for the indemnification of our directors and officers to the fullest extent permitted by law.

     Under such law, we are empowered to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of our company to procure a judgment in its favor) by reason of the fact that such person is or was an officer, director, employee or other agent of us, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in our best interests and, in the case of a criminal proceeding, has no reasonable cause to believe the conduct of such person was unlawful. In addition, we may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of our company to procure a judgment in our favor by reason of the fact that such person is or was an officer, director, employee or other agent of our company, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person believed to be in the best interest of our company and stockholders. We may advance expenses incurred in defending any proceeding prior to final disposition upon receipt of an undertaking by the agent to repay that amount it shall be determined that the agent is not entitled to indemnification as authorized.

     In addition, we have directors' and officers' liability insurance, which our bylaws provide authority to maintain to insure directors or officers against any liability incurred while in capacity as such, or arising out of their status as such.

Item 16. Exhibits and Financial Statement Schedules

3.1 (a) Amended and Restated Certificate of Incorporation (1)
    (b) Revised Bylaws (2)
4.1 Certificate of Designation of Series A Convertible Redeemable Preferred Stock (3)
4.2     Certificate of Designation of Series B Convertible Preferred Stock (4)
4.3     Warrant (form) (5)
4.4     Warrant (form) (6)
5.1     Opinion of Bartel Eng & Schroder
10.1(a) License Agreement between Stryker Corp. and ThermoGenesis Corp. (7)
    (b) License Agreement with Pall/Medsep Corporation (8)
    (c) Distribution Agreement with Dideco S.p.A. (9)
    (d) Employment Agreement for Philip H. Coelho (10)
    (e) Employment Agreement for Renee Ruecker (11)
    (f) Employment Agreement for Dan Segal (12)
    (g) Employment Agreement for Kevin Simpson (13)
    (h) Securities Purchase Agreement dated March 10, 2004 (form) (14)
23.1 Consent of Bartel, Eng & Schroder (contained in Exhibit 5.1)
23.2 Consent of Ernst & Young LLP, Independent Auditors

Footnotes to Exhibit Index

(1) Incorporated by reference from Form 10-K for the year ended June 30, 1999.
(2) Incorporated by reference from Form 10-KSB for the year ended June 30, 1994.
(3) Incorporated by reference from Form 8-K dated January 14, 1999.
(4) Incorporated by reference from Form 8-K dated December 23, 1999.
(5) Incorporated by reference from Form 10-K for the year ended March 31, 2001.
(6) Incorporated by reference from Form 8-K dated April 5, 2002.
(7) Incorporated by reference from Form 8-K dated September 27, 1995.
(8) Incorporated by reference from Form 8-K dated March 27, 1997.
(9) Incorporated by reference from Form 8-K dated February 16, 1998.
(10)Incorporated by reference from Form 10-K for the year ended June 30, 2002.

(11) Incorporated by reference from Form 10-Q for the quarter ended March 31, 2003.
(12) Incorporated by reference from Form 10-K for the year ended June 30, 2000.
(13) Incorporated by reference from Form 10-Q for the quarter ended December 31, 2002.
(14) Incorporated by reference from Form 8-K dated March 10, 2004.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section (10)(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                    * * * * *

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange of 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    * * * * *

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, State of California on March 30, 2004.

THERMOGENESIS CORP.

   /s/ Philip H. Coelho
------------------------------------
Philip H. Coelho,
Chairman and Chief Executive Officer
(Principal Executive Officer)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated:

   /s/ Philip H. Coelho                                 Dated: April 1, 2004
--------------------------------
Philip H. Coelho,
Chairman and Chief Executive Officer
(Principal Executive Officer)

   /s/ Renee M. Ruecker                                 Dated: April 1, 2004
--------------------------------
Renee M. Ruecker, Chief Financial Officer
(Principal Accounting Officer and
Principal Financial Officer)


   /s/ Kevin Simpson                                    Dated: April 1, 2004
--------------------------------
Kevin Simpson, President,
Chief Operating Officer and Director


   /s/ Hubert E. Huckel                                 Dated: April 1, 2004
--------------------------------
Hubert E. Huckel, Director


   /s/ Patrick McEnany                                  Dated: March 26, 2004
--------------------------------
Patrick McEnany, Director


   /s/ George Barry                                     Dated: March 29, 2004
--------------------------------
George Barry, Director